Exhibit 99.1

1111 South Arroyo Parkway 91105
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE                    April 30, 2012

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Earnings
for the Second Quarter of Fiscal 2012
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2012 ended March 30, 2012.
Second Quarter Fiscal 2012 Highlights:

•	Net earnings for the quarter of $83.9 million;

•	Diluted EPS for the quarter of $0.65;

•	Net earnings for the six months ended March 30, 2012 of $173.6 million;

•	Diluted EPS for the six months ended March 30, 2012 of $1.35; and,

•	Backlog at March 30, 2012 of $15.1 billion.
Jacobs reported today net earnings of $83.9 million, or $0.65 per diluted share, on revenues of $2.70 billion for its second quarter of fiscal 2012 ended March 30, 2012. This compares to net earnings of $80.3 million, or $0.63 per diluted share, on revenues of $2.56 billion for the second quarter of fiscal 2011 ended April 1, 2011.
For the six months ended March 30, 2012, Jacobs reported net earnings of $173.6 million, or $1.35 per diluted share, on revenues of $5.33 billion. This compares to net earnings of $146.1 million, or $1.15 per diluted share, on revenues of $4.91 billion for the same period in fiscal 2011.
Jacobs also announced today backlog totaling $15.1 billion at March 30, 2012, including a technical professional services component of $9.9 billion. This compares to total backlog and technical professional services backlog of $14.0 billion and $8.7 billion, respectively, at April 1, 2011.
Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “While this quarter's earnings were disappointing, the outlook remains positive. Backlog is up 4.2% sequentially and up 7.8% year-over-year. Our prospects are strong and we anticipate a very good year from a sales perspective.”
Commenting on the Company's earnings outlook for the remainder of fiscal 2012, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Our second quarter results were below expectations. Three factors contributed to the results: first, our SG&A expenses were higher than expected; additionally, several planned turnarounds were deferred until FY13, reducing field services margins; lastly, professional services margins in March were lower than anticipated.  As a result, we are revising our guidance for fiscal year 2012 to a range of $2.80 to $3.00 per share.”

Exhibit 99.1

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, May 1, 2012, which they are webcasting live on the Internet at www.jacobs.com.
Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.
Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements including those noted in our 2011 Form 10-K, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Six Months Ended
	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011
Revenues	$2,702,851	$2,558,016	$5,334,619	$4,914,191
Costs and Expenses:
Direct costs of contracts	(2,276,647)	(2,168,835)	(4,487,373)	(4,193,972)
Selling, general, and administrative expenses	(293,066)	(261,166)	(572,156)	(488,585)
Operating Profit	133,138	128,015	275,090	231,634
Other Income (Expense):
Interest income	1,563	1,149	2,958	2,073
Interest expense	(2,496)	(2,720)	(6,158)	(3,547)
Miscellaneous income (expense), net	110	37	(21)	44
Total other expense, net	(823)	(1,534)	(3,221)	(1,430)
Earnings Before Taxes	132,315	126,481	271,869	230,204
Income Tax Expense	(44,869)	(45,140)	(92,987)	(82,166)
Net Earnings of the Group	87,446	81,341	178,882	148,038
Net Earnings Attributable to Noncontrolling Interests	(3,513)	(1,091)	(5,239)	(1,965)
Net Earnings Attributable to Jacobs	$83,933	$80,250	$173,643	$146,073
Earnings Per Share (“EPS”):
Basic	$0.66	$0.64	$1.37	$1.17
Diluted	$0.65	$0.63	$1.35	$1.15

Weighted Average Shares Used to Calculate EPS:
Basic	127,412	125,402	127,171	125,198
Diluted	128,726	127,363	128,347	127,044

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Six Months Ended
	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011
Revenues by Major Component:
Technical professional services	$1,654,744	$1,491,214	$3,192,779	$2,696,027
Field services	1,048,107	1,066,802	2,141,840	2,218,164
Total	$2,702,851	$2,558,016	$5,334,619	$4,914,191

Depreciation (pre-tax)	$14,627	$14,209	$28,488	$28,408
Amortization of Intangibles (pre-tax)	$10,645	$9,525	$22,020	$15,559
Pass-Through Costs Included in Revenues	$572,220	$540,960	$1,116,052	$1,075,848

Capital Expenditures	$17,649	$10,714	$37,751	$17,378

Selected Balance Sheet and Backlog Information (in thousands):

	March 30, 2012	April 1, 2011
Balance Sheet Information:
Cash and cash equivalents	$921,507	$747,911
Working capital	1,436,251	1,447,190
Total debt	541,163	434,234
Total Jacobs stockholders' equity	3,545,414	3,049,454

Backlog Information:
Technical professional services	$9,906,700	$8,669,400
Field services	5,189,100	5,336,500
Total	$15,095,800	$14,005,900

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